Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-66444, 333-45070 and 333-445990) of Pearson plc of our report dated May 5, 2006 relating to the financial statements which appear in this Annual Report on Form 20-F for the year ended December 31, 2005.
PricewaterhouseCoopers LLP
London, England
May 5, 2006